Exhibit (j)(32) under Form N-1A

Exhibit 23 under Item 601/Reg. S-K

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To Board of Trustees of

Money Market Obligations Trust:

We consent to the use of our report dated September 25, 2017, with respect to the financial statements of Federated Institutional Prime Value Obligations Fund, a portfolio of Money Market Obligations Trust, as of July 31, 2017, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the prospectus and “Independent Registered Public Accounting Firm” in the statement of additional information.

/s/ KPMG LLP

Boston, Massachusetts

November 27, 2017